Exhibit 99.1

News Release	Corporate Communications	Phone: 952-351-3087
	MN01-1030	Fax: 952-351-3009
5050 Lincoln Drive
Edina, MN 55436

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK FIRST QUARTER EARNINGS INCREASE 10 PERCENT TO $1.09 PER SHARE

SALES INCREASE NINE PERCENT ENTIRELY FROM ORGANIC GROWTH

SALES AND EPS EXCEED PRIOR GUIDANCE

ATK ON TRACK TO ACHIEVE DOUBLE DIGIT EPS GROWTH

Minneapolis, August 3, 2006 — Alliant Techsystems (NYSE: ATK) announced today that earnings per share in the first quarter rose 10 percent to $1.09 from 99 cents per share a year ago.  The prior year period included an 8-cent tax gain.  Excluding this gain, FY07 first quarter EPS increased by 20 percent (see reconciliation table).

Sales for the quarter, which ended July 2, climbed nine percent to $822 million with organic sales growth accounting for all of the gain.  Sales in the prior year period were $757 million.  The company also said its EBIT margin (earnings before interest and income taxes as a percent of sales) increased to 9.7 percent from 9.3 percent a year ago.

“ATK’s strong first quarter paves the way for an outstanding fiscal year 2007,” said Dan Murphy, Chairman and Chief Executive Officer.  “We continue delivering double digit earnings growth by focusing on the fundamentals — organic growth on the top line, improved margins and a capital deployment strategy that optimizes shareholder value.  I am particularly pleased with the recent Precision Guidance Kit win, which builds on ATK’s earlier successes in precision weapons and further establishes ATK as an industry leader in developing inexpensive, effective solutions for warfighting requirements,” said Murphy.

Other recent highlights:

•                  ATK initiated work under a $30 million NASA contract for development of the Ares I and Ares V next-generation launch vehicles

•                  Discovery astronauts conducted successful tests using the ATK-developed NOAX resin designed for on-orbit repair of damage to the leading edge of the space shuttle’s wing

•                  The company delivered its first engineering hardware for the James Webb Space Telescope, which is currently scheduled to fly in 2013 with more than $65 million of ATK content

•                  ATK received a contract to manufacture composite fan containment cases for General Electric’s next-generation of commercial aircraft engines, which will be used on the Boeing 747-8 series

•                  Revenue in the company’s civil ammunition business increased 27 percent to $87 million

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the quarter ended on July 2, 2006.

Net Sales and Income before Interest, Income Taxes, and Minority Interest

(Dollars in Thousands)

Sales:

	Quarters Ended
	July 2, 2006	July 3, 2005	$ Change	% Change

Ammunition Systems Group	$286,934	$247,005	$39,929	16.2%
Launch Systems Group	264,622	237,040	27,582	11.6%
Mission Systems Group	270,862	272,947	(2,085)	(0.7)%
Total external sales	$822,418	$756,992	$65,426	8.6%

Income before Interest, Income Taxes, and Minority Interest:

	Quarters Ended
	July 2, 2006	July 3, 2005	$ Change

Ammunition Systems Group	$19,820	$20,514	$(694)
Launch Systems Group	37,646	32,551	5,095
Mission Systems Group	27,106	21,985	5,121
Corporate	(5,194)	(4,869)	(325)
Total	$79,378	$70,181	$9,197

Note:  The net expense of Corporate primarily reflects expenses incurred for administrative functions that are performed centrally at the corporate headquarters (as well as stock option expenses and elimination of intercompany profits.)

QUARTERLY SEGMENT RESULTS

ATK operates three principal business groups: Ammunition Systems Group; Launch Systems Group; and Mission Systems Group.

AMMUNITION SYSTEMS

Revenue from the Ammunition Systems Group increased $40 million in the quarter to $287 million from $247 million in the prior year, a 16 percent organic growth rate over the prior-year quarter.  Civil ammunition sales contributed significantly to the growth by posting a $19 million increase on continued strong demand for commercial and law enforcement products.  Demand for military small-caliber ammunition and medium-caliber ammunition also contributed to the increase.  The company expects mid-to-upper single-digit organic growth for the full year.

First quarter earnings before interest and taxes (operating profit) in Ammunition Systems were $20 million compared to $21 million in the prior year quarter.   The Group’s EBIT reflects higher sales volume in civil and military ammunition, offset by the final costs related to completion of the company’s new TNT production line.

LAUNCH SYSTEMS

Revenue from the Launch Systems Group increased $28 million in the quarter to $265 million compared to $237 million in the prior year, a 12 percent organic growth rate.  The increase was driven by the favorable timing of $21 million in revenue from the Minuteman III Propulsion Replacement Program (PRP), a $9 million increase in flares and decoys, and a $6 million increase associated with Ares I.  The increase was partially offset by reduced sales due to the timing of reusable solid rocket motor (RSRM) material purchases last year, and completion of work related to an in-flight repair kit for the leading edge of the Space Shuttle’s wings, which accounted for $4 million in prior year sales.   ATK expects mid-single-digit growth for the full year.

First quarter operating profit for Launch Systems increased to $38 million, compared to $33 million the prior year quarter.  The improvements were driven in part by timing on the Minuteman III and Trident D5 strategic propulsion programs.

MISSION SYSTEMS

Mission Systems revenue was  $271 million compared to $273 million in the prior year quarter.  Revenue highlights from the quarter included a $6 million increase for the Advanced Anti-Radiation Guided Missile (AARGM) program, which successfully completed its Critical Design Review (CDR), and a $10 million increase in fuze and proximity sensors due to higher demand and the successful consolidation of the fuze business.  These increases were primarily offset by a decline in revenue from existing barrier systems programs due to contract timing as the company prepares for production of its next-generation barrier system.    ATK expects that the Mission Systems Group will achieve mid-to-upper single-digit organic growth for the full year.

First quarter operating profit increased to $27 million from $22 million in the prior year quarter.  The increase resulted primarily from improved margins in large-caliber ammunition, the absence of fuze restructuring costs, and the timing of an SM-3 flight incentive.

OUTLOOK

The company expects FY07 revenues to exceed $3.40 billion; operating profit margin of approximately 10 percent; and EPS in a range of $4.85 - $5.00 per share.  ATK expects cash flow from operations of approximately $260 million and capital expenditures of approximately $75 million.

The company expects average share count of less than 36 million in FY07.  The effective tax rate is expected to be approximately 35 percent (assuming the research and development tax credit is extended).  Pension expenses are expected to be less than $78 million.

Reconciliation of Non-GAAP Financial Measures

Earnings per share excluding a tax gain

Earnings per share excluding a tax gain is defined as diluted earnings per share excluding the impact of a tax gain.  ATK management believes prior period earnings per share excluding the impact of a prior period tax gain provides investors with an important perspective on the results of ATK’s earnings.

Quarter Ended
July 3, 2005
Diluted earnings per share	$0.99
Tax gain	(0.08)
Earnings per share excluding a tax gain	$0.91

ATK is a $3.4 billion advanced weapon and space systems company employing approximately 15,000 people in 22 states.   News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: delays in NASA’s Space Shuttle program; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, reference should be made to ATK’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K, and ATK’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED
	July 2,	July 3,
(In thousands except per share data)	2006	2005

Sales	$822,418	$756,992
Cost of sales	671,060	623,589
Gross profit	151,358	133,403
Operating expenses:
Research and development	11,657	9,881
Selling	24,798	17,976
General and administrative	35,525	35,365
Total operating expenses	71,980	63,222
Income before interest, income taxes, and minority interest	79,378	70,181
Interest expense	(16,835)	(17,470)
Interest income	203	127
Income before income taxes and minority interest	62,746	52,838
Income tax provision	23,800	15,509
Income before minority interest	38,946	37,329
Minority interest, net of income taxes	73	109
Net income	$38,873	$37,220

Earnings per common share:
Basic	$1.10	$1.01
Diluted	1.09	0.99

Average number of common shares	35,327	37,035

Average number of common and dilutive shares	35,771	37,616

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	July 2, 2006	March 31, 2006

Assets
Current assets:
Cash and cash equivalents	$11,543	$9,090
Net receivables	789,741	738,909
Net inventories	159,980	139,876
Deferred income tax assets	77,279	77,848
Other current assets	52,372	53,728
Total current assets	1,090,915	1,019,451
Net property, plant, and equipment	447,521	453,958
Goodwill	1,163,186	1,163,186
Prepaid and intangible pension assets	81,964	82,254
Deferred charges and other non-current assets	180,679	183,131
Total assets	$2,964,265	$2,901,980

Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdrafts	$12,919	$63,036
Current portion of long-term debt	27,000	29,596
Line of credit borrowings	75,000	—
Accounts payable	146,137	165,955
Contract advances and allowances	44,861	49,667
Accrued compensation	85,466	114,537
Accrued income taxes	42,998	23,710
Other accrued liabilities	230,107	224,443
Total current liabilities	664,488	670,944
Long-term debt	1,089,250	1,096,000
Deferred income tax liabilities	3,011	2,909
Postretirement and postemployment benefits liability	172,362	175,314
Minimum pension liability	230,044	212,258
Other long-term liabilities	116,359	116,197
Total liabilities	2,275,514	2,273,622
Contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 35,449,002 shares at July 2, 2006 and 35,207,335 at March 31, 2006	355	352
Additional paid-in-capital	476,117	472,861
Retained earnings	967,394	928,521
Unearned compensation	—	(2,760)
Accumulated other comprehensive loss	(332,543)	(333,136)
Common stock in treasury, at cost, 6,106,059 shares held at July 2, 2006 and 6,347,726 at March 31, 2006	(422,572)	(437,480)
Total stockholders’ equity	688,751	628,358
Total liabilities and stockholders’ equity	$2,964,265	$2,901,980

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	QUARTERS ENDED
(In thousands)	July 2, 2006	July 3, 2005
Operating activities
Net income	$38,873	$37,220
Adjustments to net income to arrive at cash (used for) provided by operating activities:
Depreciation	17,231	17,094
Amortization of intangible assets	2,043	2,178
Amortization of deferred financing costs	810	972
Deferred income taxes	271	3,072
(Gain) loss on disposal of property	(72)	220
Minority interest, net of income taxes	73	109
Share-based plans expense	9,137	4,900
Excess tax benefits from share-based plans	(1,385)	—
Changes in assets and liabilities:
Net receivables	(50,832)	(44,590)
Net inventories	(20,104)	(8,271)
Accounts payable	(12,538)	(37,892)
Contract advances and allowances	(4,806)	27,453
Accrued compensation	(27,923)	(17,674)
Accrued income taxes	19,288	19,137
Pension and other postretirement benefits	15,124	7,581
Other assets and liabilities	13,271	(4,229)
Cash (used for) provided by operating activities	(1,539)	7,280
Investing activities
Capital expenditures	(18,760)	(6,618)
Proceeds from the disposition of property, plant, and equipment	370	8
Cash used for investing activities	(18,390)	(6,610)
Financing activities
Change in cash overdrafts	(50,117)	11,856
Net borrowings on line of credit	75,000	—
Payments made on bank debt	(6,750)	(273,303)
Payments made to extinguish debt	(2,596)	—
Proceeds from issuance of long-term debt	—	270,000
Payments made for debt issue costs	(185)	(644)
Net purchase of treasury shares	(6,147)	(24,989)
Proceeds from employee stock compensation plans	11,792	11,573
Excess tax benefits from share-based plans	1,385	—
Cash provided by (used for) financing activities	22,382	(5,507)
Increase (decrease) in cash and cash equivalents	2,453	(4,837)
Cash and cash equivalents - beginning of period	9,090	12,772
Cash and cash equivalents - end of period	$11,543	$7,935